Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4700

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss

(310) 691-7100
bvoss@lhai.com

Media
Rebecca Holt
(650) 628-4909
Rebecca_Holt@conceptus.com

CONCEPTUS REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SAN CARLOS, Calif. (March 14, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today reported financial results for the three and 12 months ended December 31, 2004.

Net sales for the fourth quarter of 2004 were $3.6 million, up 61% over net sales of $2.3 million for the fourth quarter of 2003 and up 28% over net sales of $2.8 million for the third quarter of 2004.  These results are at the upper end of the Company’s fourth quarter revenue guidance range of $3.4 million to $3.6 million.  The net loss for the fourth quarter of 2004 decreased to $6.4 million, or $0.25 per share, compared with the net loss for the fourth quarter of 2003 of $9.0 million, or $0.41 per share, and was comparable to the net loss for the third quarter of 2004 of $6.3 million, or $0.25 per share.  For the fourth quarter of 2004 the Company’s cash burn was $5.0 million, compared with $11.0 million for the fourth quarter of 2003 and $5.7 million for the third quarter of 2004.

For the 12 months ended December 31, 2004, Conceptus reported net sales of $11.6 million, up 51% over 2003 net sales of $7.7 million.  The net loss for 2004 decreased to $26.1 million, or $1.05 per share, from the net loss for 2003 of $39.5 million, or $1.83 per share.

The increase in net sales for the 2004 fourth quarter and full year over the comparable 2003 periods is attributable to higher commercial sales of Essure in the U.S. as a result of an increase in the number of physicians using the product, higher utilization rates among trained physicians and the anticipated implementation of the newly effective CPT code covering the Essure procedure.  During the fourth quarter of 2004, Conceptus enrolled 280 physicians into the Essure preceptorship program, bringing the total number of U.S. physicians that perform the Essure procedure to 1,681 as of December 31, 2004.

Gross profit for the fourth quarter of 2004 was $1.9 million, or 52% of net sales.  This compares favorably with gross profit for the fourth quarter of 2003 of $0.4 million, or 20% of net sales.  The increase in gross margin is related to lower product cost associated with the outsourcing of production and higher sales volume.

Research and development expenses were $0.8 million for the fourth quarter of 2004, compared with $1.3 million for the fourth quarter of 2003.  This decline reflects decreased clinical and regulatory affairs expenses as well as lower product development expenditures.

Selling, general and administrative expenses were $7.7 million for the fourth quarter of 2004, down from $8.4 million for the fourth quarter of 2003 and up from $6.7 million for the third quarter of 2004.  The sequential-quarter increase reflects higher expenses related to Sarbanes-Oxley compliance and an expanded sales force.  The year-over-year decrease was primarily due to lower legal fees, lower training expenses and lower expenses due to the previously reported spin-off of the Company’s subsidiary in France in January 2004.

Cash, cash equivalents, short-term investments and restricted cash were $32.3 million as of December 31, 2004, compared with $30.9 million as of December 31, 2003.

“We made solid progress in advancing our commercialization strategy throughout 2004, and look forward to further success during 2005,” said Mark Sieczkarek, president and chief executive officer of Conceptus.  “Importantly, on January 1, 2005 a dedicated CPT code went into effect for Essure that provides physicians the confidence in obtaining reimbursement when performing Essure procedures in the office setting.”

Mr. Sieczkarek continued, “We ended the year with positive third-party payer coverage decisions on 73% of covered lives, although we still face the challenge of getting the new code into the payer systems.  We continue to work with United Healthcare and with Cigna to provide them the data they require to enable them to make a positive coverage decision.  Last month we submitted a Pre-Market Approval supplement to the U.S. Food and Drug Administration in order to extend our current 99.8% effectiveness rate on the Essure product labeling to four and five years.  If approved, this effectiveness rate would be the highest for any method of birth control, including surgical tubal ligation.  As we continue to successfully address the reimbursement and long-term effectiveness questions, we can now focus more aggressively on the growth of our sales force and awareness efforts.”

Regarding 2005 financial guidance, the Company affirms guidance provided on January 13, 2005.  Conceptus expects net sales in 2005 to be $17.0 million to $18.0 million.  The net loss for 2005 before non-cash stock option expenses is expected to narrow to $23.0 million to $24.0 million, or $0.89 to $0.91 per share.

In addition, Conceptus today announced that it anticipates that it will file on Form 12b-25 with the Securities and Exchange Commission (SEC) a Notification of Inability to Timely File Form 10-K for the year 2004.  This delay is expected to allow management sufficient time to complete the extensive Sarbanes-Oxley Section 404 internal controls assessment and certification necessary for the first time with this years filing.  The Company expects to be able to file the 10-K by the end of March, within the extended time provided by the SEC.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss the results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 7:30 p.m. Eastern Time March 14, 2004 through 11:59 p.m. Eastern Time on March 16, 2004 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 4586671.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia.  A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  Essure is 99.8% effective after three years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for more than 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  The availability of third party reimbursement for our product, the guidance regarding anticipated net sales and net loss for 2005, and our expectations regarding the timing of filing of our 10-K, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements.  Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Net sales	$3,622	$2,254	$11,612	$7,700

Cost of goods sold	1,757	1,862	7,112	6,587

Gross profit	1,865	392	4,500	1,113

Operating expenses:
Research and development	818	1,260	4,067	6,048
Selling, general and administrative	7,672	8,312	27,075	35,256

Total operating expenses	8,490	9,572	31,142	41,304

Operating loss	(6,625)	(9,180)	(26,642)	(40,191)

Interest and other income, net	205	199	573	663

Net loss	$(6,420)	$(8,981)	$(26,069)	$(39,528)

Basic and diluted net loss per share	$(0.25)	$(0.41)	$(1.05)	$(1.83)

Weighted-average shares used in computing basic and diluted net loss per share	25,391	21,739	24,754	21,565

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Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2004	December 31, 2003

Cash, cash equivalents, short-term investments and restricted cash	$32,271	$30,863

Accounts receivable, net	2,067	1,582

Inventories, net	2,022	2,682

Other current assets	937	504

Total current assets	37,297	35,631

Property and equipment, net	1,322	2,031

Intangible assets, net	1,750	1,950

Other assets	1,808	2,238

Total assets	$42,177	$41,850

Total liabilities	$5,183	$8,113

Common stock and additional paid-in capital	220,323	190,971

Accumulated other comprehensive income	—	26

Accumulated deficit	(183,329)	(157,260)

Total stockholders’ equity	36,994	33,737

Total liabilities and stockholders’ equity	$42,177	$41,850

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